Exhibit 99.1

News Release
Contacts:	U. S. Well Services
Josh Shapiro, VP, Finance and Investor Relations
(346) 354-2058
IR@uswellservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
(713) 529-6600
USWS@dennardlascar.com

U.S. Well Services Announces Full-Year and Fourth Quarter 2019 Financial and Operational Results

HOUSTON – March 3, 2020 – U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported full-year and fourth quarter 2019 financial and operational results.

Full-Year and Fourth Quarter 2019 Highlights

•	Deployed three newbuild electric fracturing fleets during 2019 and commissioned one additional electric fleet for deployment in the Permian Basin under a long-term contract with Shell beginning in 2020
•	Averaged 9.9 active fleets and 8.8 fully-utilized fleet equivalents for 2019
•	Total revenue of $514.8 million in 2019 compared to $648.8 million in 2018
•	Net loss attributable to the Company of $93.9 million in 2019 compared to net loss of $65.9 million in 2018
•	Adjusted EBITDA(1) of $118.0 million in 2019 compared to $117.4 million in 2018
•	Full-year 2019 Adjusted EBITDA per fully-utilized fleet of $13.4 million, which equates to $11.7 million per fully-utilized fleet after deduction of fluid end maintenance capital expenditures(2)
•	Fourth quarter 2019 revenue of $92.7 million compared to $130.9 million in the third quarter of 2019
•	Fourth quarter net loss attributable to the Company of $33.2 million compared to $17.0 million in the third quarter of 2019
•	Fourth quarter annualized Adjusted EBITDA per fully-utilized fleet of $7.1 million compared to $16.8 million for the third quarter of 2019(2)
•	After deduction of fluid end maintenance capital expenditures, fourth quarter 2019 annualized Adjusted EBITDA per fully-utilized fleet was $6.3 million compared to $16.1 million for the third quarter of 2019
•	Received three new patents, bringing total patents to 30, with 104 patents pending
•	As of December 31, 2019, total liquidity, consisting of cash, restricted cash and availability under the Company’s asset-backed revolving credit facility, was $52.4 million

(1)	Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”
(2)	Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“2019 was a momentous year for U.S. Well Services, as we deployed three new electric fleets and completed a strategic transition of our customer base, and despite the challenging market backdrop, U.S. Well Services produced solid financial results,” said Joel Broussard, President and CEO of U.S. Well Services. “USWS continued to demonstrate our operating efficiencies and value added relationships with customers, as well as our position as a market leader in next generation fracturing technologies with our new electric fleet deployments.

“Looking forward to the first half of 2020, we expect that E&P operators will remain disciplined in spending, which should lead to continued pressure on demand and pricing for fracturing services. We believe our unique mix of contracts and fleet dedications, along with our next-generation, electric hydraulic fracturing fleets and top-tier service quality should position USWS to garner high utilization with top-tier E&P customers,” added Mr. Broussard.

Outlook

During the first quarter of 2020, U.S. Well Services began hydraulic fracturing operations for Shell with its new electric fracturing fleet and it continues to see strong demand for electric fracturing services.

Despite recent reductions in crewed hydraulic fracturing fleets, the industry remains oversupplied, which is driving sustained pressure on frac service pricing. In order to differentiate the Company amid challenging market conditions, U.S. Well Services has focused on developing and deploying new technologies as well as pursuing opportunities to further enhance efficiencies.

Currently, U.S. Well Services has 11 of its 13 fleets deployed, 10 of which are working under contracts or dedications, and will evaluate opportunities to deploy additional fleets during the year as appropriate.

Full-Year 2019 Financial Summary

Revenue for the 2019 decreased 21% to $514.8 million versus $648.8 million in 2018, driven primarily by our customers’ continued shift towards self-sourcing materials such as proppant and chemicals. U.S. Well Services averaged 9.9 active fleets throughout the year, as compared to 9.7 for 2018.

Costs of services, excluding depreciation and amortization, for the 2019 decreased by approximately 28% to $384.0 million from $533.0 million in 2018, primarily as a result of the reduction in volumes of proppant, and chemicals provided to customers.

Selling, general and administrative expense (“SG&A”) decreased to $31.9 million in 2019 from $34.5 million in 2018. Excluding stock-based compensation and transaction related costs, SG&A in 2019 was $25.3 million compared to $15.9 million in 2018. The increase in SG&A costs was driven primarily by public company expenses, including reporting costs and corporate personnel.

Net loss attributable to the Company increased to $93.9 million in the 2019 from $65.9 million in 2018. Adjusted EBITDA was $118.0 million in 2019, which represents a slight increase over 2018 Adjusted EBITDA of $117.4 million. Adjusted EBITDA margin increased to 23% from 18% in 2018.

Fourth Quarter 2019 Financial Summary

Revenue for the fourth quarter of 2019 decreased 29% to $92.7 million versus $130.9 million in the third quarter of 2019, driven by a reduction in the number of active fleets working. U.S. Well Services averaged 8.0 active fleets during the quarter, as compared to 9.3 for the third quarter of 2019. Utilization of the Company’s active fleets averaged 84% during the fourth quarter, resulting in a fully-utilized equivalent of 6.8 fleets. This compares to 90% utilization and a fully-utilized equivalent of 8.4 fleets for the third quarter of 2019.

Costs of services, excluding depreciation and amortization, for the fourth quarter of 2019 decreased to $76.1 million from $90.8 million during the third quarter of 2019, primarily as a result of lower activity levels and ongoing cost-cutting initiatives. Although costs of service declined sequentially, USWS’ profitability was impacted by customer-driven decisions to delay jobs, resulting in white space.

SG&A decreased to $7.4 million in the fourth quarter of 2019 from $8.2 million in the third quarter of 2019. Excluding stock-based compensation and transaction related costs, SG&A in the fourth quarter of 2019 was $6.1 million compared to $6.8 million in the third quarter of 2019. The reduction in overall SG&A was primarily driven by lower compensation and benefits expense.

Net loss attributable to the Company increased to $33.2 million in the fourth quarter of 2019 from $17.0 million in the third quarter of 2019. Adjusted EBITDA decreased 66% to $12.1 million in the fourth quarter from $35.3 million in the third quarter as a result of reductions in USWS’ fleet utilization as well as increased repair and maintenance spending as fleets were prepared for deployment towards the beginning of 2020 during periods of downtime. Adjusted EBITDA margin decreased to 13% from 27% in the third quarter of 2019.

Operational Highlights

U.S. Well Services exited the year with nine active frac fleets, with three fleets in the Appalachian Basin, two fleets in the Eagle Ford and four fleets in the Permian Basin. During the first quarter of 2020, USWS deployed two additional fleets, one of which was deployed in the Appalachian Basin and one in the Permian Basin, bringing our current active fleet count to 11. Currently, four of our active fleets are electric fleets.

U.S. Well Services delivered strong operational results during in 2019. For full-year 2019, USWS completed 18,838 stages and pumped for 36,663 hours, which equates to approximately 2,140 stages and 4,166 pump hours per fully-utilized fleet. During the fourth quarter, the Company completed 3,726 stages, or 548 stages per fully-utilized fleet, as compared to 4,823 total stages or 574 stages per fully-utilized fleet during the third quarter of 2019. The Company pumped for 6,771 hours during 548 frac days, as compared to 9,174 hours during 696 frac days in the third quarter of 2019. Pumping hours per day decreased approximately 6% sequentially, driven by an increased share of stack-frac jobs during the fourth quarter.

U.S. Well Services continues to be the market leader in electric fracturing, with over 12,000 electric fracturing stages completed since the deployment of our first Clean Fleet® in 2014. The Company was awarded three new patents, bringing our total patent portfolio to 30 patents, with 104 patents pending.

Balance Sheet and Capital Spending

As of December 31, 2019, total liquidity was $52.4 million, consisting of $41.4 million of cash and restricted cash on the Company’s balance sheet and $11.0 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $273.8 million.

Capital expenditures, on an accrual basis, were $279.6 million and $22.4 million for the full-year 2019 and the fourth quarter of 2019, respectively. Full-year capital expenditures consisted of $196.6 million of growth capital expenditures, $34.7 million of fleet enhancements and $48.3 million of maintenance capital expenditures. For the fourth quarter of 2019, the capital expenditures consisted of $9.2 million for growth initiatives, $4.7 million for fleet enhancements and $8.4 million for maintenance capital expenditures, which equates to an annualized rate of $5.0 million per fully-utilized fleet. Maintenance capital expenditures during the fourth quarter of 2019 included approximately $1.4 million for fluid ends, which equates to an annualized rate of $0.8 million per fully-utilized fleet and 17% of total maintenance capital expenditures.

Conference Call Information

The Company will host a conference call at 9:00 am Central / 10:00 am Eastern Time on Wednesday, March 4, 2020 to discuss financial and operating results for the fourth quarter of 2019 and recent developments. This call will also be webcast and an investor presentation will be available on U.S. Well Services’ website at http://ir.uswellservices.com/events-and-presentations/events. To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above. A telephonic replay of the conference call will be available through March 11, 2020 and may be accessed by calling 201-612-7415 using passcode 13699800#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. The information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, availability under the Company’s credit facilities, business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities and planned deployment, operation and utilization of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “guidance,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “target” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for the Company’s services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, actions by customers and potential customers, geopolitical events, availability of equipment and personnel and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in the Company’s annual report on Form 10-K expected to be filed on March 6, 2020 and in the Company’s quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

- Tables to Follow -

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and amounts in thousands except for active fleets and per share amounts)

	Three Months			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018

Statement of Operations Data:
Revenue	$92,682	$130,884	$118,436	$514,757	$648,847
Costs and expenses:
Cost of services (excluding depreciation and amortization)	76,115	90,792	105,788	383,957	533,031
Depreciation and amortization	36,260	39,723	30,893	154,149	108,440
Selling, general and administrative expenses	7,382	8,216	19,634	31,856	34,497
Loss on disposal of assets	4,182	4,976	2,858	20,065	10,848
Loss from operations	(31,257)	(12,823)	(40,737)	(75,270)	(37,969)
Interest expense, net	(8,715)	(8,449)	(10,964)	(30,099)	(32,636)
Loss on extinguishment of debt	-	-	(190)	(12,558)	(190)
Other income (expense)	(7)	62	2	1,768	333
Loss before income taxes	(39,979)	(21,210)	(51,889)	(116,159)	(70,462)
Income tax expense (benefit)	(546)	39	352	(77)	352
Net loss	(39,433)	(21,249)	(52,241)	(116,082)	(70,814)
Net loss attributable to noncontrolling interest	(6,240)	(4,280)	(4,918)	(22,169)	(4,918)
Net loss attributable to U.S. Well Services, Inc.	$(33,193)	$(16,969)	$(47,323)	$(93,913)	$(65,896)
Dividends accrued on Series A preferred stock	(1,720)	(1,670)	-	(4,050)	-
Deemed and imputed dividends on Series A preferred stock	(5,240)	(4,406)	-	(11,206)	-
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(40,153)	$(23,045)	$(47,323)	$(109,169)	$(65,896)

Net lost attributable to U.S. Well Services, Inc. stockholders per common share (1):
Basic and diluted	(0.74)	(0.45)	(0.96)	(2.11)	(1.33)
Weighted average common shares outstanding:
Basic and diluted	53,279	50,250	47,779	50,244	47,899

Other Financial and Operational Data
Capital Expenditures (2)	22,350	14,523	87,989	279,630	195,921
Adjusted EBITDA (3)	12,138	35,288	19,530	117,996	117,445
Average Active Fleets	8.0	9.3	9.0	9.9	9.7

(1) Due to the Company's combination with the SPAC which was accounted for as a reverse recapitalization, earnings per share has been recast to reflect the Company's capital structure post-combination for all comparative periods.

(2) Capital expenditures presented above are shown on an accrual basis, including capital expenditures in accounts payable, accrued liabilities and under equipment financing arrangements.

(3) Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited and amount in thousands, except share and per share amounts)

	Year Ended
	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,794	$29,529
Restricted cash	7,610	507
Accounts receivable (net of allowance for doubtful accounts of $22 in 2019 and $189 in 2018)	79,542	58,026
Inventory, net	9,052	9,413
Prepaids and other current assets	13,332	16,437
Total current assets	143,330	113,912
Property and equipment, net	441,610	331,387
Intangible assets, net	21,826	27,890
Goodwill	4,971	4,971
Deferred financing costs, net	1,045	2,070
TOTAL ASSETS	$612,782	$480,230
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$70,170	$89,360
Accrued expenses and other current liabilities	40,481	17,044
Notes payable	8,068	4,560
Current portion of long-term equipment financing	5,564	3,263
Current portion of long-term capital lease obligation	10,474	25,338
Current portion of long-term debt	6,250	900
Total current liabilities	141,007	140,465
Long-term equipment financing	10,501	8,304
Long-term debt	274,391	91,112
Deferred rent	215	-
TOTAL LIABILITIES	426,114	239,881

MEZZANINE EQUITY
Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share; 55,000 shares authorized, issued and outstanding as of December 31, 2019; aggregate liquidation preference of $59,050 as of December 31, 2019	38,928	-
STOCKHOLDERS' EQUITY
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 62,857,624 shares and 49,254,760 shares issued and outstanding as of December 31, 2019 and 2018, respectively	5	5
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares authorized; 5,500,692 shares and 13,937,332 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1	1
Additional paid in capital	248,302	204,928
Accumulated deficit	(111,201)	(17,383)
Total stockholders' equity/member's equity attributable to U.S. Well Services, Inc.	137,107	187,551
Noncontrolling interest	10,633	52,798
Total Stockholders' Equity	147,740	240,349
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY	$612,782	$480,230

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31
(unaudited and in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(116,082)	$(70,814)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	154,149	108,440
Loss on disposal of assets	20,065	10,848
Non-cash interest	-	9,553
Share/Unit based compensation expense	7,755	20,633
Loss on extinguishment of debt	12,558	190
Other noncash items	3,784	9,381
Changes in working capital	(7,385)	(4,762)
Net cash provided by operating activities	74,844	83,469
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(209,101)	(147,606)
Insurance proceeds from damaged property and equipment	807	8,033
Net cash used in investing activities	(208,294)	(139,573)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of revolving credit facility	49,960	55,975
Repayments of revolving credit facility	(65,844)	(49,825)
Proceeds from issuance of long-term debt	285,000	40,000
Repayments of long-term debt to related party	-	(163,860)
Repayments of long-term debt	(75,000)	-
Payment of fees related to debt extinguishment	(6,560)	-
Repayments of amounts under equipment financing agreements	(70,619)	(22,997)
Principal payments under finance lease obligation	(16,699)	(9,551)
Proceeds from issuance of preferred stock and warrants, net	54,524	-
Proceeds from issuance of common stock, net	-	243,865
Repurchase of common stock	-	(11,475)
Other	(9,944)	(2,418)
Net cash provided by financing activities	144,818	79,714
Net increase in cash and cash equivalents and restricted cash	11,368	23,610
Cash and cash equivalents and restricted cash, beginning of period	30,036	6,426
Cash and cash equivalents and restricted cash, end of period	$41,404	$30,036

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures, such as EBITDA and Adjusted EBITDA, allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods, hedging positions or capital structure. Additionally, the Company believes the use of certain non-GAAP measures, such as EBITDA and Adjusted EBITDA, highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: loss on disposal of assets; share-based compensation; impairments; and other items that the Company believes to be non-recurring in nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (GAAP)
(unaudited, amounts in thousands)

	Three Months			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Net loss	$(39,433)	$(21,249)	$(52,241)	$(116,082)	$(70,814)
Interest expense, net	8,715	8,449	10,964	30,099	32,636
Income tax expense (benefit)	(546)	39	352	(77)	352
Depreciation and amortization	36,260	39,723	30,893	154,149	108,440
EBITDA	4,996	26,962	(10,032)	68,089	70,614
Loss on disposal of assets (a)	4,182	4,976	2,858	20,065	10,848
Share based compensation (b)	2,083	2,305	17,830	7,755	20,633
Certain non-productive time (c)	-	-	-	-	1,200
Fleet start-up and relocation costs (d)	877	1,045	3,339	9,085	5,056
Restructuring and transaction related costs (e)	-	-	2,126	1,738	4,391
Fleet 6 fire (f)	-	-	-	(1,294)	1,294
Loss on extinguishment of debt (g)	-	-	190	12,558	190
Terminated vendor contract (h)	-	-	3,219	-	3,219
Adjusted EBITDA	$12,138	$35,288	$19,530	$117,996	$117,445

(a) Represents net losses on the disposal of property and equipment.

(b) Represents non-cash share-based compensation.

(c) Represents revenue shortfall associated with non-productive time due to sand mine issues with a customer. The delays were caused by excessive wait times at the customer’s chosen sand mine as sand mine operations were starting up and have since been addressed. Additionally, the Company has come to an agreement with the customer to better define how non-productive time caused by sand mine delays are to be split between the two parties. As such, the Company does not anticipate,  nor has experienced, additional material revenue shortfalls related to delays at the customer’s sand mine moving forward.

(d) Represents non-recurring costs related to the start-up and relocation of hydraulic fracturing fleets.

(e) Represents non-recurring third-party professional fees and other costs including costs related to the capital restructuring and the potential sale of U.S. Well Services, LLC.

(f) Represents non-recurring costs related to a fleet fire and subsequent reimbursement via insurance proceeds.

(g) Represents non-recurring costs related to debt extinguishment.

(h) Represents non-recurring accrued costs related to disputed charges under a vendor contract that was subsequently terminated.